UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2024
FLEX LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2 Changi South Lane, Singapore		486123
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (65) 6876-9899
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, No Par Value	FLEX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On September 25, 2024, the Board of Directors (the “Board”) of Flex Ltd. (the “Company” or “Flex”), upon the recommendation of its Compensation and People Committee (the “Committee”), approved grants of one-time supplemental equity awards (the “Supplemental Equity Awards”) under the Company’s Amended and Restated 2017 Equity Incentive Plan to Michael P. Hartung, the Company’s President, Chief Commercial Officer, and Hooi Tan, the Company’s President, Global Operations and Components, both named executive officers of the Company.

The Supplemental Equity Awards are designed to support the executive officers’ long-term retention and to further incentivize management to continue to deliver outstanding shareholder returns over the long-term. The Committee and the Board determined that granting these one-time Supplemental Equity Awards is in the best interests of the Company and its shareholders and that the amounts and terms of the awards have been carefully tailored to fit the Company’s long-term objectives regarding executive retention and shareholder value creation. The Supplemental Equity Awards were approved with the advice and input from the Committee’s independent compensation consultant, which included a review of relevant benchmarking data.

The Supplemental Equity Awards for Mr. Hartung and Mr. Tan each have a grant date fair value at target of $4,600,000, 50% of which consists of performance-based restricted share units (“PSUs”) and 50% of which consists of service-based restricted share units (“RSUs”), as further described below.

The number of PSUs earned, if any, will be based on the level of performance achieved against adjusted earnings per share growth (“EPS Growth”) performance goals during the three-year performance period of the Company’s fiscal years 2025 through 2027 (three-year compound annual growth rate, or CAGR), with payouts ranging from 0% to 200% of the target PSUs granted. These performance goals are more rigorous than the average annual adjusted EPS Growth goals in the FY25 long-term incentive plan and are therefore stretch goals. To encourage long-term retention, in addition to the performance-based vesting condition, the PSUs are subject to a service-based vesting condition extending beyond the end of the three-year performance period, which must be satisfied for any of the earned PSUs to vest. Specifically, earned PSUs, if any, will vest in two equal installments on the first and second anniversaries of the completion of the performance period, or March 31, 2028 and March 31, 2029, respectively, subject in each case to continued employment through the applicable vesting date. The Committee and the Board believe that the Supplemental Equity Awards’ overall five-year performance/service period supports the Company’s retention objectives, while aligning the awards with the long-term views of our shareholders.

The RSUs will cliff vest on the third anniversary of the grant date, subject to continued employment through that vesting date, providing an enhanced long-term retention incentive, as compared to the three-year graded vesting schedule applicable to RSUs granted under the Company’s annual long-term incentive plan.

To further enhance their retentive effect, the Supplemental Equity Awards are subject to continued service requirements that are more restrictive than those applicable to the Company’s standard equity awards. Unlike other outstanding equity awards held by such executive officers, if the executive officer retires, such retirement will not entitle him to acceleration or continued vesting of the PSUs and RSUs granted as Supplemental Equity Awards. Moreover, unlike other outstanding equity awards held by such executive officers, if the executive officer’s employment is terminated (i) by the Company without “cause” or (ii) due to a voluntary termination for “good reason” (as each such term is defined in the Company’s Executive Severance Plan), in either case absent a change of control of the Company, such termination will not entitle him to acceleration or continued vesting of any PSUs or RSUs granted as Supplemental Equity Awards. The treatment of the Supplemental Equity Awards upon the executive officer’s death or disability, or in connection with a change in control of the Company, will be the same as for other awards of PSUs and RSUs granted to the Company’s executive officers, as previously disclosed.

The information set forth above reflects a summary description of the Supplemental Equity Awards and is qualified in its entirety by reference to the terms and conditions of the restricted share unit award agreements governing the Supplemental Equity Awards, both for PSUs and service-based RSUs, the forms of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 27, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX LTD.

Date: September 27, 2024

	By:	/s/ Jaime Martinez
		Name: Title:	Jaime Martinez Interim Chief Financial Officer

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